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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 24)*



                       E.I. DuPont de Nemours and Company
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   263534-109
--------------------------------------------------------------------------------
                                 (CUSIP Number)



--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-(c)

          [_]  Rule 13d-1(d)


----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13G-07/98)

CUSIP No. 263534-109                   13G                    Page 2 of 9 Pages



________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wilmington Trust Corporation

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware corporation

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                    28,346,764
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    46,500,849
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                    21,727,398
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    37,657,872
    WITH:
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    75,717,172


________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
                    N/A
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    6.7%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                    HC

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 263534-109                   13G                    Page 3 of 9 Pages



________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Wilmington Trust Company
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware banking corporation

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                    28,294,827
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    46,447,824
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                    21,684,492
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    37,613,674

    WITH:
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    74,742,651


________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
                    N/A
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    6.6%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                    BK

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 263534-109                  13G                    Page 4 of 9 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wilmington Trust FSB

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Federal Savings Bank

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                    2,925,402
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    645,445
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                    2,219,975
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    1,283,302
    WITH:
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    3,570,847


________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
                    N/A
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    .3%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                    BK

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 263534-109                   13G                    Page 5 of 9 Pages



________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Wilmington Trust of Pennsylvania
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Pennsylvania banking corporation

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                    212,541
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    127,387
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                    184,253
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    168,567
    WITH:
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    339,928


________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
                    N/A
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0.0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                    BK

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 263534-109                   13G                    Page 6 of 9 Pages


________________________________________________________________________________
Item 1(a).  Name of Issuer:

            E.I. DuPont de Nemours and Company
________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

            1007 Market Street, D-8042
            Wilmington, DE  19898
________________________________________________________________________________
Item 2(a).  Name of Person Filing:

            Wilmington Trust Corporation, Wilmington Trust Company,
            Wilmington Trust FSB and Wilmington Trust of Pennsylvania
________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

            1100 North Market Street
            Wilmington, DE  19890
________________________________________________________________________________
Item 2(c).  Citizenship:

            Wilmington Trust Corporation is a Delaware corporation; Wilmington Trust Company is a Delaware banking corporation. Wilmington Trust FSB is a Federal Savings Bank; and
            Wilmington Trust of Pennsylvania is a Pennsylvania banking corporation.

________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

            Common Stock
________________________________________________________________________________
Item 2(e).  CUSIP Number:

            263534-109
________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [X]  Bank as defined in Section 3(a)(6) of the Exchange Act.

               Wilmington Trust Company, Wilmington Trust FSB and Wilmington Trust of Pennsylvania are each Banks and are each direct, wholly-owned subsidiaries of Wilmington Trust Corporation.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

               Wilmington Trust Corporation is a Parent Holding Company.

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [X]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               Wilmington Trust Corporation, Wilmington Trust Company, Wilmington Trust FSB and Wilmington Trust of Pennsylvania are a Group.

     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [_]

CUSIP No. 263534-109                   13G                    Page 7 of 9 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Wilmington Trust Corporation:      75,717,172
          Wilmington Trust Company:          74,742,651
          Wilmington Trust FSB:               3,570,847
          Wilmington Trust of Pennsylvania:     339,928

     (b)  Percent of class:

          Wilmington Trust Corporation:      6.7%
          Wilmington Trust Company:          6.6%
          Wilmington Trust FSB:               .3%
          Wilmington Trust of Pennsylvania:    0%


     (c)  Number of shares as to which Wilmington Trust Corporation has:

          (i)   Sole power to vote or to direct the vote

                         28,346,764

          (ii)  Shared power to vote or to direct the vote

                         46,500,849

          (iii) Sole power to dispose or to direct the disposition of

                         21,727,398

          (iv)  Shared power to dispose or to direct the disposition of

                         37,657,872

          Number of shares as to which Wilmington Trust Company has:

          (i)   Sole power to vote or to direct the vote

                         28,294,827

          (ii)  Shared power to vote or to direct the vote

                         46,447,824

          (iii) Sole power to dispose or to direct the disposition of

                         21,684,492

          (iv)  Shared power to dispose or to direct the disposition of

                         37,613,674

          Number of shares as to which Wilmington Trust FSB has:

          (i)   Sole power to vote or to direct the vote

                         2,925,402

          (ii)  Shared power to vote or to direct the vote

                         645,445

          (iii) Sole power to dispose or to direct the disposition of

                         2,219,975

          (iv)  Shared power to dispose or to direct the disposition of

                         1,283,302

CUSIP No. 263534-109                   13G                    Page 8 of 9 Pages


          Number of shares as to which Wilmington Trust of Pennsylvania has:

          (i)   Sole power to vote or to direct the vote

                         212,541

          (ii)  Shared power to vote or to direct the vote

                         127,387

          (iii) Sole power to dispose or to direct the disposition of

                         184,253

          (iv)  Shared power to dispose or to direct the disposition of

                         168,567


________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /
________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not applicable.


________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Wilmington Trust Company:           BK
         Wilmington Trust FSB:               BK
         Wilmington Trust of Pennsylvania:   BK
________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

         Wilmington Trust Corporation:       HC
         Wilmington Trust Company:           BK
         Wilmington Trust FSB:               BK
         Wilmington Trust of Pennsylvania:   BK

________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

         Not applicable.

________________________________________________________________________________
Item 10.  Certifications.


          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 263534-109                   13G                    Page 9 of 9 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        February 8, 1999


                                        WILMINGTON TRUST CORPORATION


                                        By: /s/ Thomas P. Collins
                                        -------------------------
                                            Thomas P. Collins
                                            Vice President and Secretary


                                        WILMINGTON TRUST COMPANY


                                        By: /s/ Allan C. Lynch
                                        -------------------------
                                            Allan C. Lynch
                                            Vice President


                                        WILMINGTON TRUST FSB


                                        By: /s/ David L. Kloth
                                        -------------------------
                                            David L. Kloth
                                            Vice President


                                        WILMINGTON TRUST OF PENNSYLVANIA


                                        By: /s/ Michael A. DiGregorio
                                        -----------------------------
                                            Michael A. DiGregorio
                                            Vice President


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).